Exhibit 3.57.1

CERTIFICATE OF FORMATION

VENTAS CAL SUN LLC

The undersigned, an authorized person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

ARTICLE I.           The name of the limited liability company is Ventas Cal Sun LLC (the “Company”).

ARTICLE II.         The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware, County of New Castle, 19801.

ARTICLE III.        The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company; and no member or manager of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or acting as a manager of the Company.

ARTICLE IV.        The Company may establish one or more designated series of members, managers or membership interests.  In the event said series are established, then the debts, liabilities, and obligations and expenses incurred by, contracted for or otherwise existing with respect to a particular series shall not be enforceable against the assets of any other series or the assets of the Company generally, and none of the debts, liabilities, and obligations and expenses incurred by, contracted for or otherwise existing with respect to the Company generally or any other series shall be enforceable against the assets of such series.

Dated as of the 25th day of March, 2005.

By:	/s/ Darlene Gentry-Barbusch
Darlene Gentry-Barbusch, an authorized person